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                         INDEPENDENT AUDITORS' CONSENT



The Board of Trustees of the
   BB&T Funds:


We hereby consent to the incorporation by reference in the Registration Statement on Form N-14 (the "Registration Statement") of our report dated November 17, 2000 on our audits of the financial statements of the BB&T Intermediate U.S. Government Bond Fund and BB&T Prime Money Market Fund. We also consent to the references to our Firm in the Registration Statement under the heading "Financial Highlights" in the Prospectus included in Appendix B to the Combined Prospectus/Proxy Statement, included herein, and "Independent Auditors" in the Statement of Additional Information, incorporated by reference herein.


/s/ KPMG LLP


Columbus, OH
April 30, 2001